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                                                               EXHIBIT 99.(H)(7)

                    LICENSE AGREEMENT RELATING TO USE OF NAME

      AGREEMENT made as of _______________, 2000 by and between MERRILL LYNCH INVESTMENT MANAGERS INTERNATIONAL LIMITED, a corporation organized under the laws of England and Wales ("Merrill International") and MERCURY ASSET MANAGEMENT GROUP LTD., a corporation organized under the laws of England and Wales ("Mercury Group") (Merrill International and Mercury Group are hereinafter together referred to as "Mercury") and MERCURY HW FUNDS, a Massachusetts business trust (the "Fund").

                              W I T N E S S E T H :

      WHEREAS, Merrill International was originally incorporated under the laws of England and Wales on March 12, 1981 under the name "Eighty-Ninth Shelf Trading Company Limited", changed on May 20, 1981 to "Aetna Warburg Investment Management Limited," which changed on October 1, 1981 to "Warburg Investment Management International Ltd." and on July 27, 1995 it changed to "Mercury Asset Management International Ltd." and in June 2000 it changed to "Merrill Lynch Investment Managers International Limited," and Mercury Group was incorporated under the laws of England and Wales on March 12, 1981 under the corporate name "Warburg Investment Management Ltd." which was changed on April 14, 1986 to "Mercury Warburg Investment Management Ltd.," changed on October 1, 1986 to "Mercury Asset Management Holdings Ltd." on March 3, 1987 to Mercury Asset Management plc" and was reregistered as a private limited company under the name "Mercury Asset Management Group Ltd." on March 9, 1998, and have used such name at all times thereafter;

      WHEREAS, the Fund was organized under the laws of the Commonwealth of Massachusetts in 1984 as Olympic Trust, and changed its name to Hotchkis and Wiley Funds effective September 16, 1994, and has filed an amendment to its Declaration of Trust to change its name to Mercury HW Funds effective the date of this Agreement; and

      WHEREAS, the Fund desires to qualify as a foreign corporation under the laws of the States of New York, New Jersey and California and has requested Mercury to give its consent to the use of the word "Mercury" or the words "Mercury Asset Management" in its name;

      NOW, THEREFORE, in consideration of the premises and of the covenants hereinafter contained, Mercury and the Fund hereby agree as follows:

      1. Mercury hereby grants the Fund a non-exclusive license to use the word "Mercury" or the words "Mercury Asset Management" in its corporate name.

      2. Mercury hereby consents to the qualification of the Fund as a foreign corporation under the laws of the States of New York and New Jersey with the word "Mercury" or the words


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"Mercury Asset Management" in its corporate name and agrees to execute such formal consents as may be necessary in connection with such filing.

      3. The non-exclusive license hereinabove referred to has been given and is given by Mercury on the condition that it may at any time, in its sole and absolute discretion, withdraw the non-exclusive license to the use of the word "Mercury" or the words "Mercury Asset Management" in the name of the Fund; and, as soon as practicable after receipt by the Fund of written notice of the withdrawal of such non-exclusive license, and in no event later than ninety days thereafter, the Fund will change its name so that such name will not thereafter include the word "Mercury," the words "Mercury Asset Management" or any variation thereof.

      4. Mercury reserves and shall have the right to grant to any other company, including without limitation any other investment company, the right to use the word "Mercury," the words "Mercury Asset Management" or variations thereof in its name and no consent or permission of the Fund shall be necessary; but, if required by an applicable law of any state, the Fund will forthwith grant all requisite consents.

      5. The Fund will not grant to any other company the right to use a name similar to that of the Fund or Mercury without the written consent of Mercury.

      6. Regardless of whether the Fund should hereafter change its name and eliminate the word "Mercury," the words "Mercury Asset Management" or any variation thereof from such name, the Fund hereby grants to Mercury the right to cause the incorporation of other corporations or the organization of voluntary associations which may have names similar to that of the Fund or to that to which the Fund may change its name and own all or any portion of the shares of such other corporations or associations and to enter into contractual relationships with such other corporations or associations, subject to any requisite approval of a majority of the Fund's shareholders and the Securities and Exchange Commission and subject to the payment of a reasonable amount to be determined at the time of use, and the Fund agrees to give and execute such formal consents or agreements as may be necessary in connection therewith.

      7. This Agreement may be amended at any time by a writing signed by the parties hereto. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, whether written or oral, with respect thereto.



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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written. This Agreement may be executed by the parties hereto on any number of counterparts, all of which together shall constitute one and the same instrument.

                                          MERRILL LYNCH INVESTMENT MANAGERS
                                          INTERNATIONAL LIMITED


                                          By:__________________________________
                                             Name:
                                             Title:


                                          MERCURY ASSET MANAGEMENT GROUP LTD.


                                          By:__________________________________
                                             Name:
                                             Title:


                                          MERCURY HW FUNDS


                                          By:__________________________________
                                             Name:
                                             Title:



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